EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS FIRST QUARTER

FISCAL 2024 FINANCIAL RESULTS

●	First quarter net revenues of $147.4 million representing a first quarter revenue Company record, despite being unfavorably impacted by a three week unplanned outage at the 4-high hot rolling mill in the Kokomo plant, which delayed production and shipments. This compares to $132.7 million in last year’s first quarter.

●	Gross margin for the first quarter of 16.8% of revenue compared to last year’s 17.4%. Excluding the raw material headwind of $5.7 million, adjusted gross margin was an outage impacted 20.6% of revenue compared to last year’s $5.6 million headwind and 21.6% adjusted gross margin.
●	First quarter net income of $7.7 million, or $0.60 per diluted earnings per share, compared to last year’s first quarter of $7.7 million, or $0.61 per diluted earnings per share with both periods having similar raw material headwind amounts.
●	Backlog of $448.8 million as of December 31, 2023, up 9.9% year-over-year, led by strength in aerospace and industrial gas turbine demand. Sequentially backlog declined $(11.6) million due to lower quoted lead times on certain products which can impact ordering patterns. Aerospace had a slight sequential increase in backlog.
●	Revolver balance of $108.9 million, a decrease of $5.9 million during the first quarter of fiscal 2024. Credit facility of $200 million provides strong liquidity moving forward.
●	Capital investment in first quarter of fiscal year 2024 of $4.3 million. Total planned capital expenditures for fiscal 2024 estimated at $25 to $35 million.
●Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, February 5, 2024 – Haynes International, Inc. (NASDAQ GS: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the first quarter ended December 31, 2023.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“The continued strength of our aerospace and industrial gas turbine markets resulted in record first quarter revenue.  In addition, we are proud of our team’s actions in the quarter to minimize the revenue impact of an unplanned three-week outage at our Kokomo hot rolling mill”, said Michael L. Shor, President and Chief Executive Officer.  “While the continuing raw material headwinds from falling nickel prices will impact the second quarter, we continue to focus on what has and will continue to differentiate us, and we remain optimistic about continued strong demand and improving operational momentum through the balance of the year.”

1st Quarter Results

Net Revenues.  Net revenues were $147.4 million in the first quarter of fiscal 2024, an increase of 11.1% from the same period of fiscal 2023 due to an increase in product average selling price per pound of $1.69 or 6.0% and an increase in pounds sold of 0.2 million or 3.9%.  The increase in product average selling price per pound largely reflected price increases and other sales factors, resulting in increased product average selling price per pound by approximately $3.47.  It also included a favorable product mix, resulting in increased product average selling price per pound by approximately $0.63.  Partially offsetting these increases were lower market prices of raw materials, which decreased product average selling price per pound by approximately $2.41. The increase in pounds sold was hindered in the quarter by a three-week unplanned outage of the 4-high hot rolling mill located in Kokomo, Indiana.

Cost of Sales. Cost of sales was $122.6 million, or 83.2% of net revenues, in the first quarter of fiscal 2024 compared to $109.6 million, or 82.6% of net revenues, in the same period of fiscal 2023.  Cost of sales as a percentage of revenues in the first quarter of fiscal 2024 was higher than the first quarter of fiscal 2023 due to a three-week unplanned outage of our 4-high hot rolling mill.

Gross Profit.  Gross profit was $24.7 million for the first quarter of fiscal 2024, an increase of $1.7 million from the same period of fiscal 2023.  Gross profit in the first quarter of fiscal 2024 was higher than the first quarter of fiscal 2023 driven by higher volumes sold.  Gross profit as a percentage of net revenues declined by 60 basis points, primarily due to the three-week unplanned outage of our 4-high hot rolling mill.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $12.5 million for the first quarter of fiscal 2024, an increase of $1.5 million from the same period of fiscal 2023.  The increase in expense in the first quarter of fiscal 2024 as compared to the first quarter of fiscal 2023 was largely driven by $0.5 million of foreign exchange losses incurred during the quarter.  Additionally, higher compensation and consulting costs contributed to the remainder of the increase.

Research and Technical Expense.  Research and technical expense was $1.1 million, or 0.7% of net revenue, for the first quarter of fiscal 2024, compared to $1.0 million, or 0.7% of net revenue, in the same period of fiscal 2023.

Operating Income.  The above factors resulted in operating income in the first quarter of fiscal 2024 of $11.1 million, approximately the same as the first quarter of fiscal 2023.

Nonoperating retirement benefit expense (income).  Nonoperating retirement benefit expense (income) was a benefit of $0.5 million in the first quarter of fiscal 2024 compared to a benefit of $0.4 million in the same period of fiscal 2023.  The higher nonoperating retirement benefit recorded was primarily driven by a decrease in the discount rate used in the actuarial valuation of the U.S. pension plan liability as of September 30, 2023, which resulted in higher amortization of actuarial gains in the first quarter of fiscal 2024 when compared to the first quarter of fiscal 2023.  This was partially offset by a higher interest cost component of nonoperating retirement benefit income in the first quarter of fiscal 2024 when compared to the first quarter of fiscal 2023.

Interest expense. Interest expense was $2.2 million in the first quarter of fiscal 2024 compared to $1.5 million in the same period of fiscal 2023 primarily driven by approximately $30 million of additional borrowings against the revolving line of credit and higher interest rates.

Income Taxes. Income tax expense was $1.7 million during the first quarter of fiscal 2024, a decrease of $0.5 million from expense of $2.2 million in the same period of fiscal 2023. The decrease in income tax expense was primarily driven by the vesting of stock-based compensation awards that reduced tax expense by approximately $0.4 million during the first quarter of fiscal 2024 along with a decrease in income before income taxes of $0.6 million as compared to the first quarter of fiscal 2023. Income tax expense in the first quarter of fiscal 2024 as a percentage of income before income taxes was 18.2% as compared to 22.5% in the first quarter of fiscal 2023.

Net Income.  As a result of the above factors, net income in the first quarter of fiscal 2024 was $7.7 million, relatively unchanged from $7.7 million in the same period of fiscal 2023.

Volumes and Pricing

Volume shipped in the first quarter of fiscal 2024 was 4.7 million pounds, which was 3.9% higher year-over-year than the first quarter of fiscal 2023, but was 2.8% lower sequentially than the fourth quarter of fiscal 2023.  First quarter volumes are typically sequentially lower due to holidays, planned maintenance outages and customers managing their calendar year-end balance sheets. Additionally, during the first quarter of fiscal 2024, we had an unplanned three-week outage at our 4-high hot rolling mill which delayed production and shipments. This outage may impact shipments during the second quarter of fiscal 2024; however, a significant portion of the delayed shipments are expected to be made up in the second half of fiscal 2024 and into fiscal 2025.

Aerospace volume decreased by 1.5% during the first quarter of fiscal 2024 compared to last year’s first quarter; however aerospace average selling price per pound increased 15.4% resulting in a 13.7% or $8.8 million aerospace revenue increase compared to the prior year. Single-aisle commercial aircraft demand remains strong.  Industrial gas turbine (IGT) volumes increased 31.3% compared to last year’s first quarter, which, combined with a 3.5% increase in the IGT average selling price resulted in a 36.0% or $9.4 million IGT revenue increase compared to the prior year. Volume and sales growth in IGT was a result of solid customer demand and the Company’s market share growth strategy. Volumes in the chemical processing industry (CPI) decreased by 14.8% year-over-year, partially offset by CPI average selling price increasing 7.3%.  The net resulted in an 8.5% or $1.9 million, CPI revenue decrease compared to the prior year. Other markets revenue decreased 21.8%; however, other revenue increased by 35.1%.  The revenue decreases in CPI and Other Markets were due to mix management actions related to low-margin commoditized products as well as the three-week 4-high mill outage.

The Company has an ongoing strategy of increasing margins.  This has been achieved by reducing processing costs as well as increasing pricing for the high-value, differentiated products and services it offers. The Company implemented multiple price increases for its contract and non-contract business as market conditions improved and in response to higher inflation.  Customer long-term agreements typically have adjustors for specific raw material prices and for changes in the producer price index to help cover general inflationary items.  The product average selling price per pound in the first quarter of fiscal 2024 was $29.81, which was a 6.0% increase year-over-year, primarily due to the noted price increases and raw material adjustors.

Gross Profit Margin Trend Performance

The Company has made a significant strategic effort to improve gross margins over the past few years.  As a result of this strategy, the Company reduced the volume breakeven point by over 25%. The Company previously struggled to be profitable at roughly 5.0 million pounds per quarter. With the current product mix, the Company can generate profits at lower volumes as first demonstrated in the third quarter of fiscal 2021, producing a positive net income at only 3.7 million pounds shipped.

Gross profit margin was 16.8% in the first quarter of fiscal 2024 compared to 17.4% in the same period last year and 18.5% in fourth quarter of fiscal 2023.  Volatility of raw materials, specifically nickel and cobalt, have impacted gross margins.  During fiscal 2022 this impact was favorable due to rising raw material prices that drove increased gross margins; however, in fiscal 2023 the raw material impact turned unfavorable primarily due to cobalt prices decreasing.  The raw material impact continued to be unfavorable in the first quarter of fiscal 2024 due to nickel prices decreasing which lowered gross margins.  The estimated impact from raw material volatility in the first quarter of fiscal 2023 was a headwind of $5.6 million that compressed gross margin by an estimated 4.2%, in the second quarter of fiscal 2023 was a headwind of $1.7 million that compressed gross profit margin by an estimated 1.1%, in the third quarter of fiscal 2023 was a headwind of  $1.5 million that compressed gross profit margin by an estimated 1.1%, and in the fourth quarter of fiscal 2023 was a headwind of $3.7 million that  compressed gross profit margin by an estimated 2.4%.  This continued into the first quarter of fiscal 2024 with a headwind of $5.7 million compressing gross profit margin by an estimated 3.8%.  The 4-high mill outage delayed production and shipments in the quarter which also had an unfavorable impact on gross profit margin.

Backlog

Backlog was $448.8 million at December 31, 2023, an increase of $40.6 million, or 9.9% from the end of the first quarter of fiscal 2023 and a decrease of $11.6 million, or 2.5% from the end of the fourth quarter of fiscal 2023.  Backlog pounds decreased 6.0% during the first quarter of fiscal 2024 to approximately 13.8 million pounds, predominantly due to reduced production lead times on certain products thereby reducing the amount of orders needing to be placed further out in the year.

Capital Spending

Capital investment in the first quarter of fiscal 2024 was $4.3 million, and total planned capital spending for fiscal 2024 are expected to be between $25.0 million and $35.0 million.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $447.1 million as of December 31, 2023, a decrease of $2.3 million, or 0.5%, from $449.4 million as of September 30, 2023. The decrease resulted primarily from accounts receivable decreasing by $10.2 million, partially offset by accounts payable and accrued expenses decreasing by $6.7 million and inventory increasing by $1.2 million during the first three months of fiscal 2024.

Liquidity

The Company had cash and cash equivalents of $14.0 million as of December 31, 2023 compared to $10.7 million as of September 30, 2023.  Additionally, the Company had $108.9 million of borrowings against the $200.0 million line of credit outstanding with remaining capacity available of $91.1 million as of December 31, 2023, putting total liquidity at $105.1 million.

Net cash provided by operating activities in the first three months of fiscal 2024 was $17.0 million compared to net cash used in operating activities of $7.1 million in the first three months of fiscal 2023.  This year-over-year change in operating cash flow was driven by a decrease in inventory of $2.1 million as compared to an increase of $29.2 million during the same period of fiscal 2023 and a decrease in accounts receivable of $11.6 million as compared to a decrease of $5.2 million during the same period of fiscal 2023.  This was partially offset by a decrease in accounts payable and accrued expenses of $8.0 million during the first three months of fiscal 2024 as compared to an increase of $4.6 million during the same period of fiscal 2023, a difference of $12.6 million.

Net cash used in investing activities was $4.3 million in the first three months of fiscal 2024, which was higher than net cash used in investing activities of $3.3 million during the same period of fiscal 2023 due to higher additions to property, plant and equipment.

Net cash used in financing activities was $9.9 million in the first three months of fiscal 2024, a difference of $22.6 million from cash provided by financing activities of $12.7 million during the first three months of fiscal 2023.  This difference was primarily driven by a net repayment of $5.4 million against the credit facilities during the first three months of fiscal 2024 compared to a net borrowing of $13.3 million during the same period of fiscal 2023.  Additionally, there were no proceeds from the exercise of stock options during the first three months of fiscal 2024 compared to $3.4 million of proceeds from the exercise of stock options during the same period of fiscal 2023 as well as higher share repurchases of $1.5 million in the first three months of fiscal 2024 as compared to $0.8 million during the same period of fiscal 2023.  Dividends paid of $2.9 million during the first three months of fiscal 2024 were higher than dividends paid of $2.8 million during the same period of fiscal 2023.

Dividend Declared

On February 5, 2024, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable March 15, 2024 to stockholders of record at the close of business on March 1, 2024.  Any future dividends will be at the discretion of the Board of Directors.

Guidance

Based on the continued projected growth in both our aerospace and industrial gas turbine markets, the Company believes that revenue and earnings are expected to be higher in the second quarter compared to the first quarter of fiscal 2024, despite the continued raw material headwinds resulting from falling nickel prices.

Earnings Conference Call

In light of the proposed transaction with North American Stainless, Inc. announced earlier today, the Company has cancelled the conference call, previously scheduled for Friday, February 9, 2024, to discuss its results for the first quarter of fiscal 2024.

Non-GAAP Financial Measures

This press release includes certain financial measures, including Adjusted EBITDA for the fiscal quarters ended December 31, 2022 and 2023, Adjusted gross profit and Adjusted gross profit % – excluding the estimated impact of nickel and cobalt fluctuations for the fiscal quarters ended December 31, 2022 and 2023 that have not been calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The Company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the Company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures as supplemental and in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

Reconciliations of Adjusted EBITDA, Adjusted gross profit and Adjusted gross profit % – excluding estimated impacts of nickel and cobalt fluctuations to their most directly comparable financial measure prepared in accordance with GAAP, accompanied by reasons why the Company believes the non-GAAP measures are important, are included in Schedules 6 and 7.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry trends and prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s guidance and outlook for fiscal 2024 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated impact on our results, gross margin and gross margin trends, capital expenditures, demand for our products and operations, expected borrowings under the Company’s revolving credit facility, dividends, the benefits of the proposed acquisition of the Company by a subsidiary of Acerinox S.A. and the associated integration plans, capital expenditure commitments, anticipated future operating performance and results of the Company, the expected management and governance of the Company following the acquisition and expected timing of the closing of the proposed acquisition and other transactions contemplated by the merger agreement governing the proposed acquisition (the “Merger Agreement”).  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements. Some, but not all, of these risks are described in Item 1A. of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,
	2022	2023
Net Revenues	$132,673	$147,357
Cost of Sales	109,635	122,649
Gross Profit	23,038	24,708
Selling, general and administrative expense	10,952	12,471
Research and technical expense	973	1,102
Operating income	11,113	11,135
Nonoperating retirement benefit income	(366)	(498)
Interest income	(6)	(23)
Interest expense	1,501	2,239
Income before income taxes	9,984	9,417
Provision for income taxes	2,245	1,715
Net Income	$7,739	$7,702
Net Income per share:
Basic	$0.62	$0.60
Diluted	$0.61	$0.60
Weighted Average Common Shares Outstanding
Basic	12,455	12,642
Diluted	12,699	12,800

Dividends declared per common share	$0.22	$0.22

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	September 30,	December 31,
	2023	2023
ASSETS
Current assets:
Cash and cash equivalents	$10,723	$14,023
Accounts receivable, less allowance for credit losses of $459 and $479 at September 30, 2023 and December 31, 2023, respectively	106,292	96,111
Inventories	414,077	415,227
Income taxes receivable	2,372	1,609
Other current assets	5,702	6,285
Total current assets	539,166	533,255
Property, plant and equipment, net	142,540	142,790
Deferred income taxes	3,608	3,417
Other assets	10,523	10,876
Goodwill	4,789	4,789
Other intangible assets, net	5,655	5,555
Total assets	$706,281	$700,682
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$52,812	$46,830
Accrued expenses	18,201	17,437
Income taxes payable	336	301
Accrued pension and postretirement benefits	2,940	2,940
Deferred revenue - current portion	2,500	2,500
Total current liabilities	76,789	70,008
Revolving credit facilities - Long-term	114,843	108,943
Long term debt	—	520
Long-term obligations (less current portion)	7,448	7,248
Deferred revenue (less current portion)	5,329	4,704
Deferred income taxes	3,686	3,818
Operating lease liabilities	362	678
Accrued pension benefits (less current portion)	14,019	12,825
Accrued postretirement benefits (less current portion)	49,481	49,882
Total liabilities	271,957	258,626
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized; 13,124,401 and 13,208,407 shares issued and 12,731,661 and 12,782,992 shares outstanding at September 30, 2023 and December 31, 2023, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, none issued)	—	—
Additional paid-in capital	277,713	278,591
Accumulated earnings	165,825	170,730
Treasury stock, (392,740 and 425,415 shares at September 30, 2023 and December 31, 2023, respectively)	(15,600)	(17,141)
Accumulated other comprehensive income	6,373	9,863
Total stockholders’ equity	434,324	442,056
Total liabilities and stockholders’ equity	$706,281	$700,682

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Three Months Ended December 31,
	2022	2023
Cash flows from operating activities:
Net income	$7,739	$7,702
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	4,447	4,188
Amortization	126	100
Pension and post-retirement expense	653	544
Change in long-term obligations	(28)	(32)
Stock compensation expense	770	878
Deferred revenue	(625)	(625)
Deferred income taxes	322	462
Loss on disposition of property	34	—
Change in assets and liabilities:
Accounts receivable	5,223	11,589
Inventories	(29,202)	2,149
Other assets	(596)	(530)
Accounts payable and accrued expenses	4,585	(7,994)
Income taxes	1,568	716
Accrued pension and postretirement benefits	(2,115)	(2,129)
Net cash provided by (used in) operating activities	(7,099)	17,018
Cash flows from investing activities:
Additions to property, plant and equipment	(3,320)	(4,348)
Net cash used in investing activities	(3,320)	(4,348)
Cash flows from financing activities:
Revolving credit facility borrowings	39,674	33,800
Revolving credit facility repayments	(26,370)	(39,700)
Long term debt borrowings	—	520
Dividends paid	(2,796)	(2,909)
Proceeds from exercise of stock options	3,377	—
Payment for purchase of treasury stock	(838)	(1,541)
Payment for debt issuance cost	(245)	—
Payments on long-term obligations	(67)	(77)
Net cash provided by (used in) financing activities	12,735	(9,907)
Effect of exchange rates on cash	771	537
Increase in cash and cash equivalents:	3,087	3,300
Cash and cash equivalents:
Beginning of period	8,440	10,723
End of period	$11,527	$14,023

Schedule 4

Quarterly Data

The unaudited quarterly results of operations of the Company for the most recent eight quarters are as follows.

	Quarter Ended
	December 31,	March 31,	June 30,	September 30,	December 31,
(dollars in thousands)	2022	2023	2023	2023	2023
Net revenues	$132,673	$152,786	$143,901	$160,596	$147,357
Gross profit margin	23,038	30,878	26,062	29,782	24,708
Gross profit margin %	17.4%	20.2%	18.1%	18.5%	16.8%
Adjusted gross profit margin(1)	28,638	32,578	27,562	33,582	30,408
Adjusted gross profit margin %(1)	21.6%	21.3%	19.2%	20.9%	20.6%

Net income	7,739	12,349	8,759	13,128	7,702
Net income per share:
Basic	$ 0.62	$ 0.98	$ 0.69	$ 1.03	$ 0.60
Diluted	$ 0.61	$ 0.96	$ 0.68	$ 1.02	$ 0.60

(1)	Adjusted gross profit margin and adjusted gross profit margin percentage exclude estimated impact of nickel and cobalt fluctuations (See Schedule 7 for reconciliation to Gross profit margin).

Schedule 5

Sales by Market

The unaudited revenues, pounds shipped and average selling price per pound of the Company for the most recent five quarters are as follows.

	Quarter Ended
	December 31,	March 31,	June 30,	September 30,	December 31,
	2022	2023	2023	2023	2023
Net revenues (in thousands)
Aerospace	$64,518	$66,612	$77,456	$81,805	$73,346
Chemical processing	22,715	28,605	17,696	23,003	20,779
Industrial gas turbines	26,025	32,420	28,073	34,213	35,383
Other markets	14,722	17,550	13,416	14,599	11,507
Total product revenue	127,980	145,187	136,641	153,620	141,015
Other revenue	4,693	7,599	7,260	6,976	6,342
Net revenues	$132,673	$152,786	$143,901	$160,596	$147,357

Shipments by markets (in thousands of pounds)
Aerospace	2,187	1,982	2,376	2,533	2,154
Chemical processing	786	845	462	653	670
Industrial gas turbines	1,289	1,430	1,311	1,412	1,693
Other markets	290	410	278	269	213
Total shipments	4,552	4,667	4,427	4,867	4,730

Average selling price per pound
Aerospace	$29.50	$33.61	$32.60	$32.30	$34.05
Chemical processing	28.90	33.85	38.30	35.23	31.01
Industrial gas turbines	20.19	22.67	21.41	24.23	20.90
Other markets	50.77	42.80	48.26	54.27	54.02
Total product (product only; excluding other revenue)	$28.12	$31.11	$30.87	$31.56	$29.81
Total average selling price (including other revenue)	$29.15	$32.74	$32.51	$33.00	$31.15

Schedule 6

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE - ADJUSTED EBITDA ADJUSTED EBITDA AS A PERCENTAGE OF NET REVENUES

(Unaudited)

(in thousands, except share data)

Adjusted EBITDA and Adjusted EBITDA as a Percentage of Net Revenues

Adjusted EBITDA as reported herein refers to a financial measure that excludes from consolidated operating income (loss) non-cash charges for depreciation, amortization and stock compensation expense.  Management believes that Adjusted EBITDA and Adjusted EBITDA as a percentage of net revenues provides a relevant indicator of the Company’s value by eliminating the impact of financing and other non-cash impacts of past investments.  Management uses its results excluding these non-cash amounts to evaluate its operating performance.

		Three Months Ended December 31,
		2022	2023
Operating income		$11,113	$11,135
Depreciation		4,447	4,188
Amortization (excluding debt issuance costs recorded in interest expense)		33	33
Stock compensation expense		770	878
Adjusted EBITDA		$16,363	$16,234
Adjusted EBITDA as a percentage of Net revenues	%	12.3%	11.0%

Schedule 7

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE - ADJUSTED GROSS PROFIT MARGIN – EXCLUDING THE ESTIMATED IMPACTS OF NICKEL AND COBALT FLUCTUATIONS

(Unaudited)

(in thousands, except share data)

Adjusted Gross Profit and Adjusted Gross Profit % – Excluding the estimated impact of nickel and cobalt fluctuations

Management believes that Adjusted Gross profit margin and Adjusted Gross profit % – Excluding the estimated impact of nickel and cobalt fluctuations provide relevant indicator of the Company’s profitability by eliminating the impact of fluctuating impacts of nickel and cobalt prices which can compress or expand gross profit margin.  The estimated gross profit and gross profit % impact from nickel and cobalt price fluctuations is derived from a model developed by the Company to measure how the price changes flow through net revenues and cost of sales.  This model incorporates flow across each different type of pricing mechanism and the timing of how the cost of nickel and cobalt flows to cost of sales including the impacts of the commodity price exposure of the Company’s scrap cycle. Management uses its results excluding these nickel and cobalt price impacts to evaluate its operating performance.

	Quarter Ended
	December 31,	March 31,	June 30,	September 30,	December 31,
(dollars in thousands)	2022	2023	2023	2023	2023
Gross profit margin	$23,038	$30,878	$26,062	$29,782	$24,708
Gross profit margin %	17.4%	20.2%	18.1%	18.5%	16.8%
Estimated impact of nickel and cobalt fluctuations	5,600	1,700	1,500	3,800	5,700
Adjusted gross profit margin - excluding estimated impact of nickel and cobalt fluctuations	$28,638	$32,578	$27,562	$33,582	$30,408
Adjusted gross profit margin % - excluding estimated impact of nickel and cobalt fluctuations	21.6%	21.3%	19.2%	20.9%	20.6%